News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2019 THIRD QUARTER RESULTS
Net Sales +1% vs. YA; Organic Sales +5%;
Diluted Net EPS $1.04, +9% vs. YA; Core EPS $1.06, +6%; Currency-Neutral Core EPS +15%
Raises Guidance for Sales Growth and Adjusted Free Cash Flow Productivity

CINCINNATI, April 23, 2019 - The Procter & Gamble Company (NYSE:PG) reported third quarter fiscal year 2019 net sales of $16.5 billion, an increase of one percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased five percent. Diluted net earnings per share were $1.04, up nine percent versus the prior year. Core earnings per share increased six percent to $1.06. Currency-neutral core EPS increased 15% versus the prior year.

Operating cash flow was $3.5 billion for the quarter. Free cash flow productivity was 100%. The Company returned $3.1 billion of cash to shareholders via $1.9 billion of dividend payments and approximately $1.3 billion of common stock repurchases. Over the last 10 years, P&G has returned approximately $67 billion to shareholders in cash dividends. Earlier this month, P&G announced a four percent increase in the quarterly dividend, marking the 63rd consecutive year the Company has increased its dividend. P&G has been paying a dividend for 129 consecutive years, since its incorporation in 1890.

“We delivered another quarter of strong organic sales growth, enabling us to further increase our outlook for the year,” said David Taylor, Chairman, President and Chief Executive Officer. “Cash generation also remains strong, supporting an increase in our cash productivity target and extending our long track record of dividend increases. Our focus on superiority, productivity and improving P&G’s organization and culture is delivering improved results despite a challenging competitive and macroeconomic environment.”
January - March Quarter Discussion
Net sales in the third quarter of fiscal year 2019 were $16.5 billion, up one percent versus the prior year. Unfavorable foreign exchange was a five percent hurt to sales for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased five percent driven by a two percent increase in organic shipment volume. Pricing added two percentage points to organic sales. Positive mix impact was a one percent help to organic sales due to strong growth in developed markets and disproportionate growth of premium priced products, such as SK-II and Tide Pods.

January - March 2019	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	3%	(5)%	2%	4%	—%	4%	3%	9%
Grooming	(3)%	(7)%	2%	—%	—%	(8)%	(3)%	(1)%
Health Care	7%	(4)%	2%	1%	3%	9%	2%	5%
Fabric & Home Care	5%	(4)%	1%	1%	(1)%	2%	5%	7%
Baby, Feminine & Family Care	—%	(4)%	3%	(1)%	—%	(2)%	—%	2%
Total P&G	3%	(5)%	2%	1%	—%	1%	2%	5%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

•
Beauty segment organic sales increased nine percent versus year ago. Skin and Personal Care organic sales increased mid-teens driven by premium innovation, positive product mix from the disproportionate growth of super-premium SK-II brand and increased pricing. Hair Care organic sales increased mid-single digits with strong growth in developed and developing regions and increased pricing.

•
Grooming segment organic sales decreased one percent. Shave Care organic sales were in-line with prior year levels as positive geographic mix help from the growth of developed regions and the benefit of devaluation-driven price increases were offset by related unit volume declines. Appliances organic sales decreased mid-single digits due to negative mix impacts from the disproportionate growth of mid-tier products.

•
Health Care segment organic sales increased five percent. Oral Care organic sales increased mid-single digits driven by strong volume growth and positive sales mix in developed markets driven by premium toothpaste and toothbrush innovations. Personal Health Care organic sales increased mid-single digits primarily due to devaluation and innovation related price increases. Personal Health Care all-in sales increased double digits due to the addition of the Merck OTC business.

•
Fabric and Home Care segment organic sales increased seven percent for the quarter. Fabric Care organic sales increased mid-single digits driven by innovation, increased pricing and positive mix due to the disproportionate growth of premium products. Home Care organic sales increased high single digits driven by innovation, positive mix due to the disproportionate growth of premium products and increased pricing.

•
Baby, Feminine and Family Care segment organic sales increased two percent versus year ago. Baby Care organic sales decreased low single digits due to competitive activity and market contraction, partially offset by increased pricing and positive mix from the disproportionate growth of premium products. Feminine Care organic sales increased high single digits driven by innovation, positive product mix due to the disproportionate growth of premium products and devaluation-related price increases. Family Care organic sales increased mid-single digits due to innovation and increased pricing, partially offset by negative mix impact from the disproportionate growth of large sizes and club and dollar channels.

Diluted net earnings per share were $1.04, a nine percent increase versus the prior year. Core earnings per share were $1.06, a six percent increase versus the prior year, driven primarily by the increase in net sales and a lower effective tax rate. These benefits were partially offset by a reduction in operating margin due primarily to negative currency and commodity cost impacts. Currency-neutral core earnings per share increased 15% for the quarter.

Reported gross margin increased 30 basis points, including 30 basis points of lower non-core restructuring charges versus the prior year. Core gross margin was unchanged versus the prior year, including 60 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased 60 basis points driven by 160 basis points of productivity savings and 80 basis points of pricing benefit, partially offset by 70 basis points of commodity cost increases, 30 basis points of innovation reinvestments and 80 basis points of unfavorable product mix and other impacts.

Selling, general and administrative expense (SG&A) as a percentage of sales increased 40 basis points on a reported basis versus the prior year, including a 30 basis-point help from a year-on-year decrease in non-core restructuring charges. Core SG&A as a percentage of sales increased 70 basis points versus the prior year, including 40 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales increased 30 basis points as 110 basis points of sales leverage benefit and 100 basis points of savings from overhead and marketing expenses were more than offset by 100 basis points of marketing reinvestments and 140 basis points of inflation and other impacts, including integration and overhead costs for the Merck consumer healthcare acquisition.

Operating profit margin decreased 10 basis points versus the base period on a reported basis including approximately 60 basis points help from lower non-core restructuring charges. Core operating margin decreased 60 basis points including 100 basis points of negative foreign exchange impacts. On a currency-neutral basis, core operating margin increased 40 basis points including total productivity cost savings of 260 basis points for the quarter.

Fiscal Year 2019 Guidance
The Company now estimates fiscal 2019 all-in sales growth in the range of in-line to up one percent versus the prior fiscal year, which includes a negative impact of three to four percentage points from the combination of negative foreign exchange and a modest positive impact from acquisitions and divestitures. P&G increased its guidance for organic sales growth from a range of two to four percent to a solid four percent for fiscal 2019.

The Company maintained its guidance ranges on the bottom line. On an all-in GAAP basis, diluted net earnings per share are expected to increase seventeen to twenty-four percent versus the prior year. Core earnings per share are expected to increase three to eight percent versus fiscal 2018 Core EPS of $4.22. This outlook includes an estimated $1.4 billion after-tax headwind from foreign exchange and higher commodity and transportation costs.

The Company is not able to reconcile its forward looking non-GAAP cash flow measure without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results. P&G increased its outlook for adjusted free cash flow productivity from over 90% to at least 100% for fiscal 2019.

P&G expects to pay over $7 billion in dividends and repurchase approximately $5 billion of common shares in fiscal 2019.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended March 31
	2019	2018	% Chg
NET SALES	$16,462	$16,281	1%
Cost of products sold	8,427	8,384	1%
GROSS PROFIT	8,035	7,897	2%
Selling, general and administrative expense	4,806	4,688	3%
OPERATING INCOME	3,229	3,209	1%
Interest expense	131	133	(2)%
Interest income	52	69	(25)%
Other non-operating income, net	128	108	19%
EARNINGS BEFORE INCOME TAXES	3,278	3,253	1%
Income taxes	502	713	(30)%
NET EARNINGS	2,776	2,540	9%
Less: Net earnings attributable to noncontrolling interests	31	29	7%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$2,745	$2,511	9%

EFFECTIVE TAX RATE	15.3%	21.9%

NET EARNINGS PER SHARE (1)
Basic	$1.07	$0.97	10%
Diluted	$1.04	$0.95	9%

DIVIDENDS PER COMMON SHARE	$0.7172	$0.6896
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,637.7	2,645.6

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	48.8%	48.5%	30
Selling, general and administrative expense	29.2%	28.8%	40
Operating income	19.6%	19.7%	(10)
Earnings before income taxes	19.9%	20.0%	(10)
Net earnings	16.9%	15.6%	130
Net earnings attributable to Procter & Gamble	16.7%	15.4%	130

(1)	Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended March 31, 2019
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,061	4%	$675	5%	$551	13%
Grooming	1,424	(8)%	329	(22)%	344	3%
Health Care	2,115	9%	462	(1)%	358	17%
Fabric & Home Care	5,382	2%	1,114	11%	847	33%
Baby, Feminine & Family Care	4,357	(2)%	861	1%	653	21%
Corporate	123	N/A	(163)	N/A	23	N/A
Total Company	$16,462	1%	$3,278	1%	$2,776	9%

	Three Months Ended March 31, 2019
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	3%	3%	(5)%	2%	4%	—%	4%
Grooming	(3)%	(3)%	(7)%	2%	—%	—%	(8)%
Health Care	7%	2%	(4)%	2%	1%	3%	9%
Fabric & Home Care	5%	5%	(4)%	1%	1%	(1)%	2%
Baby, Feminine & Family Care	—%	—%	(4)%	3%	(1)%	—%	(2)%
Total Company	3%	2%	(5)%	2%	1%	—%	1%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Nine Months Ended March 31
Amounts in millions	2019	2018
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$2,569	$5,569
OPERATING ACTIVITIES
Net earnings	9,203	7,971
Depreciation and amortization	2,004	2,084
Share-based compensation expense	299	249
Deferred income taxes	(24)	(1,826)
Gain on sale of assets	(370)	(187)
Changes in:
Accounts receivable	(549)	(450)
Inventories	(601)	(457)
Accounts payable, accrued and other liabilities	1,441	752
Other operating assets and liabilities	(537)	2,331
Other	225	201
TOTAL OPERATING ACTIVITIES	11,091	10,668
INVESTING ACTIVITIES
Capital expenditures	(2,533)	(2,810)
Proceeds from asset sales	22	246
Acquisitions, net of cash acquired	(3,943)	(108)
Purchases of short-term investments	(159)	(3,770)
Proceeds from sales and maturities of short-term investments	2,535	2,790
Change in other investments	(59)	44
TOTAL INVESTING ACTIVITIES	(4,137)	(3,608)
FINANCING ACTIVITIES
Dividends to shareholders	(5,561)	(5,449)
Change in short-term debt	(1,832)	(1,259)
Additions to long-term debt	2,368	5,072
Reductions of long-term debt	(1,002)	(1,402)
Treasury stock purchases	(3,253)	(5,634)
Impact of stock options and other	2,590	1,158
TOTAL FINANCING ACTIVITIES	(6,690)	(7,514)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(95)	211
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	169	(243)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$2,738	$5,326

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	March 31, 2019	June 30, 2018
Cash and cash equivalents	$2,738	$2,569
Available-for-sale investment securities	7,085	9,281
Accounts receivable	5,198	4,686
Inventories	5,358	4,738
Prepaid expenses and other current assets	1,933	2,046
TOTAL CURRENT ASSETS	22,312	23,320
Property, plant and equipment, net	20,993	20,600
Goodwill	46,753	45,175
Trademarks and other intangible assets, net	25,836	23,902
Other noncurrent assets	5,779	5,313
TOTAL ASSETS	$121,673	$118,310

Accounts payable	$10,207	$10,344
Accrued and other liabilities	9,252	7,470
Debt due within one year	8,911	10,423
TOTAL CURRENT LIABILITIES	28,370	28,237
Long-term debt	21,359	20,863
Deferred income taxes	6,951	6,163
Other noncurrent liabilities	9,441	10,164
TOTAL LIABILITIES	66,121	65,427
TOTAL SHAREHOLDERS' EQUITY	55,552	52,883
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$121,673	$118,310

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's April 23, 2019 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Transitional Impact of U.S. Tax Reform: As discussed in Note 2 to the Consolidated Financial Statements, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Act”) in December 2017.  This resulted in a net charge of $22 million for the three months ended March 31, 2018 related to an adjustment to the estimated repatriation tax charge.  The adjustment to core earnings only includes this transitional impact.  It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and foreign exchange from year-over-year comparisons. The impact of the adoption of the new accounting standard for Revenue from Contracts with Customers is driven by the prospective reclassification of certain customer spending from marketing (SG&A) expense to a reduction of Net sales. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.

Free cash flow productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Management views free cash flow productivity as a useful measure to help investors understand P&G's ability to generate cash. Free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate free cash flow productivity at or above 90%.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2019
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,427	$(65)	$—	$8,362
GROSS PROFIT	8,035	65	—	8,100
GROSS MARGIN	48.8%	0.4%	—%	49.2%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,806	18	(1)	4,823
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.2%	0.1%	—%	29.3%
OPERATING INCOME	3,229	47	1	3,277
OPERATING PROFIT MARGIN	19.6%	0.3%	—%	19.9%
NET EARNINGS ATTRIBUTABLE TO P&G	2,745	44	—	2,789

				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.04	$0.02	$—	$1.06
	CURRENCY IMPACT TO CORE EARNINGS			0.09
	CURRENCY-NEUTRAL CORE EPS			$1.15
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,637.7
COMMON SHARES OUTSTANDING - MARCH 31, 2019	2,508.3

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	—	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	70	BPS
CORE OPERATING PROFIT MARGIN	(60)	BPS
CORE EFFECTIVE TAX RATE	(570)	BPS
CORE EPS	6%
CURRENCY-NEUTRAL CORE EPS	15%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF U.S. TAX REFORM	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,384	$(110)	—	$(1)	$8,273
GROSS PROFIT	7,897	110	—	1	8,008
GROSS MARGIN	48.5%	0.7%	—%	—%	49.2%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,688	(24)	—	—	4,664
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.8%	(0.1)%	—%	(0.1)%	28.6%
OPERATING INCOME	3,209	134	—	1	3,344
OPERATING PROFIT MARGIN	19.7%	0.8%	—%	—%	20.5%
NET EARNINGS ATTRIBUTABLE TO P&G	2,511	116	22	—	2,649

					Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$0.95	$0.04	0.01	$—	$1.00
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,645.6

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

January - March 2019	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	4%	5%	—%	9%
Grooming	(8)%	7%	—%	(1)%
Health Care	9%	4%	(8)%	5%
Fabric & Home Care	2%	4%	1%	7%
Baby, Feminine & Family Care	(2)%	4%	—%	2%
Total P&G	1%	5%	(1)%	5%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2019 (Estimate)	-% to +1%	+3% to +4%	+4%

(1)
Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile net sales to organic sales.

Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2019 (Estimate)	+17% to +24%	(14)% to (16)%	+3% to +8%

(1)
Includes the gain on the dissolution of the PGT Healthcare partnership in 2019 and the impact of U.S. Tax Act and loss on early extinguishment of debt in 2018 and year-over-year changes in incremental non-core restructuring charges.

Free cash flow (dollar amounts in millions):

Three Months Ended March 31, 2019
Operating Cash Flow	Capital Spending	Free Cash Flow
$3,517	$(752)	$2,765
Free cash flow productivity (dollar amounts in millions):

Three Months Ended March 31, 2019
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$2,765	$2,776	100%